Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated October 5, 2026, relating to the consolidated financial statements of Vidya Therapeutics, Inc. as of and for the years ended December 31, 2025 and 2024, included in this Current Report on Form 8-K/A of Processa Pharmaceuticals, Inc. (the “Company”), in (i) the Company’s Registration Statement on Form S-1 (No. 333-283986 and 333-287997), (ii) the Company’s Registration Statement on Form S-3 (No. 333-279588 and No. 333-254983), and (iii) the Company’s Registration Statement on Form S-8 (No. 333-290456).

/s/ Cherry Bekaert LLP

Waltham, Massachusetts

October 5, 2026